EXHIBIT 99
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact:  Mark B. Cox
          Vice President, Treasurer, & Chief Financial Officer
          (480) 585-8888

FOR IMMEDIATE RELEASE
April 8, 2004

                GIANT EXPERIENCES FIRE AT CINIZA REFINERY

Scottsdale, Arizona, April 8, 2004 - Giant Industries, Inc. [NYSE: GI] announced today that a fire occurred at its Ciniza refinery at approximately 9:00 a.m. MDT in a unit that produces high octane blending stock for gasoline. Emergency personnel responded immediately and contained the fire to this unit, although there was also some slight damage to an adjacent unit.

Six employees were injured, including four who have been transported to area hospitals. The extent of their injuries is currently unknown.

Giant will be assessing the damage to the unit and will make additional information available after the assessment is completed.

The Ciniza refinery has a crude oil throughput capacity of 20,800 barrels per day and a total capacity including natural gas liquids of 26,000 barrels per day. The refinery is located near Gallup, New Mexico.

Giant, headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor. For more information, please visit Giant's website at www.giant.com.